Exhibit 23.2

CONSENT OF KPMG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Actuate Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-184005, 333-177989, 333-167748, 333-164702, 333-159904, 333-151004, 333-143235, 333-134140, 333-124546, 333-113545, 333-104101, 333-84582, 333-62600, 333-56906, 333-33720, 333-73015, and 333-59959) on Form S-8 and in the registration statements (Nos. 333-67220 and 333-34410) on Form S-3 of Actuate Corporation and subsidiaries (the Company) of our report dated March 11, 2011, with respect to the consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for the year ended December 31, 2010, and the related financial statement schedule, which report appears in the December 31, 2012 annual report on Form 10-K of Actuate Corporation.

/s/ KPMG LLP

Santa Clara, California

March 8, 2013